Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Z Squared Inc. of our report dated February 19, 2026 relating to the financial statements of Z Squared, Inc. (now known as Z Squared OpCo, Inc.) as of and for the years ended December 31, 2025 and 2024.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

August 21, 2026